As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VERMILION ENERGY INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization) 3500, 520 - 3rd Avenue S.W. Calgary, Alberta, Canada (Address of Principal Executive Offices)	Not Applicable (I.R.S. Employer Identification No.) T2P 0R3 (Zip Code)

Vermilion Energy Inc. Omnibus Incentive Plan
Vermilion Energy Inc. Deferred Share Unit Plan
(Full title of the plan)

National Corporate Research, Ltd.

225 West 34th Street, Suite 910

New York, New York 10122

(Name and address of agent for service)

(212) 947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Tamar Epstein General Counsel; Corporate Secretary Vermilion Energy Inc. 3500, 520 – 3rd Avenue S.W. Calgary, Alberta T2P 0R3 Canada (403) 269-4884	Christopher R. Bornhorst, Esq. Ellie Kang, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000	Stephanie Stimpson, Esq. Michael Pedlow, Esq. Torys LLP 525 – 8th Avenue S.W., 46th Floor Calgary, Alberta T2P 1G1 Canada (403) 776-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Vermilion Energy Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), to register 400,000 common shares, no par value per share, of the Company (“Common Shares”), issuable pursuant to awards previously granted and to be granted under the Vermilion Energy Inc. Omnibus Incentive Plan effective as of April 25, 2022, as amended (the “Omnibus Plan”) and 25,000 Common Shares issuable upon the settlement of deferred share unit awards previously granted under the Vermilion Energy Inc. Deferred Share Unit Plan (the “DSU Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Omnibus Plan or the DSU Plan, as applicable, in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Omnibus Plan or the DSU Plan, as applicable, pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Vermilion Energy Inc.

3500, 520 – 3rd Avenue S.W.

Calgary, Alberta T2P 0R3

Attention: General Counsel & Corporate Secretary

Tel: (403) 269-4884

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC:

(a)	The Company’s Annual Report on Form 40-F for the year ended December 31, 2025, filed with the SEC on March 4, 2026 (the “Annual Report on Form 40-F”);

(b)	all other reports filed by the Company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2025; and

(c)	the description of the Company’s Common Shares, under the section captioned “Description of Capital Structure” in the annual information form included as exhibit 99.1 in the Annual Report on Form 40-F including any amendment or report filed for the purpose of updating such description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Business Corporations Act (Alberta) provides that except in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, referred to herein as the indemnified persons, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal, administrative, investigative or other action or proceeding in which the director or officer is involved by reason of being or having been a director or officer of the Company or other body corporate, if: (a) the director or officer acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

The Company may also, under the Business Corporations Act (Alberta), with court approval, indemnify an indemnified person in respect of an action by or on behalf of the Company or other body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company or other body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in (a) and (b) above.

An indemnified person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding to which the person is involved by reason of being or having been a director or officer of the Company or other body corporate, if the person is seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the conditions set out in (a) and (b) above. The Company is permitted under the Business Corporations Act (Alberta) to advance funds to a person in order to defray the costs, charges and expenses of such a proceeding, but if the person does not meet the conditions described in this paragraph, he or she shall repay the funds advanced.

Under the Business Corporations Act (Alberta) the Company may purchase and maintain insurance for the benefit of indemnified persons against any liability incurred by the person (i) in the person’s capacity as a director or officer of the Company, or (ii) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the Company’s request.

The Company or an indemnified person may apply to the Court for an order approving an indemnity and the Court may so order and make any further order it thinks fit. On an application, the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The Company’s bylaws provide that directors and officers will not be liable for any loss, damage or misfortune whatsoever which may happen in the execution of the duties of their respective office or trust or in relation thereto unless the same shall happen by or through such director’s or officer’s failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Company’s bylaws provide that to the fullest extent permitted by the Business Corporations Act (Alberta) or otherwise by law, directors and officers, former directors and officers, persons who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, or another entity, and their heirs and legal representatives, are indemnified against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party to or involved by reason of that association with the Company or such other entity. The termination or settlement of any civil, criminal or administrative claim shall not, of itself, create a presumption either that the director or officer did not act honestly and in good faith with a view to the best interests of the Company or other entity, or that, in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer did not have reasonable grounds for believing that his or her conduct was lawful. The Company shall use reasonable commercial efforts to obtain any court or other approvals necessary for this indemnification.

The Company’s bylaws also provide that the Company shall, to the maximum extent permitted by the Business Corporations Act (Alberta) or otherwise by law, advance moneys to an individual referred to in the preceding paragraph to defray the costs, charges and expenses of a proceeding referred to in the proceeding paragraph, provided such individual shall repay the moneys advanced if the individual does not fulfill the conditions set forth in the Business Corporations Act (Alberta).

The Company has written indemnification agreements with its directors and officers. Under these agreements, the Company indemnifies directors and officers against all losses that the director or officer may reasonably suffer or incur in respect of any threatened, pending or completed civil, criminal or administrative action or other proceeding (including formal and informal inquiries and hearings) to which the individual is involved because of the individual having served as a director and/or officer of the Company, other than fines or other obligations or fees that the Company is prohibited by applicable law from paying by way of indemnification. Under the indemnification agreements the Company agrees to use its reasonable best efforts to maintain a comprehensive directors’ and officers’ insurance policy with respect to liability relating to its directors and officers.

Under the Company’s indemnification agreements, the Company is not liable to indemnify directors and officers under certain circumstances. The Company will not indemnify directors and officers with respect to losses: (i) for which payment is actually made to such director or officer under a valid and collectible insurance policy; (ii) for which such director or officer is indemnified by the Company (or a company of which the Company is a direct or indirect shareholder of creditor) otherwise than pursuant to their indemnity agreement; or (iii) to the extent such losses were suffered or incurred as a result of acts of such director or officers which are determined by a court of competent jurisdiction to have been: (A) acts of active and deliberate dishonest, (B) undertaken with actual dishonest purpose and intent, and (C) material to the cause of action in which adjudicated.

The Company has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1*	Certificate of Amalgamation dated February 26, 2025 and the Articles of Amalgamation dated February 26, 2025

4.2	By-Law No. 1 dated July 21, 2010 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 8-A filed with the SEC on March 6, 2013 (File No. 001-35829))

4.3*	By-Law No. 2 dated February 19, 2024

4.4*	Specimen Certificate representing Common Shares of Vermilion Energy Inc.

5.1*	Opinion of Torys LLP

23.1*	Consent of Torys LLP (included as part of Exhibit 5.1)

23.2*	Consent of Deloitte LLP

23.3*	Consent of McDaniel & Associates Consultants Ltd.

24.1*	Power of Attorney (included on signature page to this Registration Statement)

99.1*	Vermilion Energy Inc. Omnibus Incentive Plan

99.2*	Vermilion Energy Inc. Deferred Share Unit Plan

107.1*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)            The Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on April 24, 2026.

VERMILION ENERGY INC.

By:	/s/ Dion Hatcher
Name: Dion Hatcher Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Vermilion Energy Inc., hereby severally constitute and appoint Dion Hatcher, Lars Glemser and Tamar Epstein, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 24, 2026.

Name and Signature	Title

/s/ Dion Hatcher	President, Chief Executive Officer and Director (Principal Executive Officer)
Dion Hatcher

/s/ Lars Glemser	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Lars Glemser

/s/ Myron M. Stadnyk	Chairman of the Board
Myron M. Stadnyk

/s/ Corey Bieber	Director
Corey Bieber

/s/ James J. Kleckner Jr.	Director
James J. Kleckner Jr.

/s/ Carin S. Knickel	Director
Carin S. Knickel

/s/ Stephen P. Larke	Director
Stephen P. Larke

/s/ Paul B. Myers	Director
Paul B. Myers

/s/ Judy Steele	Director
Judy Steele

/s/ William Roby	Director
William Roby

/s/ Manjit Sharma	Director
Manjit Sharma

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, the Registrant’s duly authorized representative in the United States, has signed this Registration Statement on April 24, 2026.

VERMILION ENERGY USA INC.

By:	/s/ Randy McQuaig
Name: Randy McQuaig Title: Director